As filed with the Securities and Exchange Commission on April 7, 2009

Registration No. 333-139504

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 9

TO

FORM S-11

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

INLAND AMERICAN REAL ESTATE TRUST, INC.

(Exact name of registrant as specified in governing instruments)

2901 Butterfield Road
Oak Brook, Illinois 60523
(630) 218-8000

(Address, including zip code, and telephone number, including, area code of principal executive offices)

The Corporation Trust, Inc.
300 East Lombard Street
Baltimore, Maryland  21202
(410) 539-2837

(Name, address, including zip code, and telephone number, including area code, of agent for service)

with copies to:

Robert H. Baum	Michael J. Choate, Esq.
Executive Vice President and	Shefsky & Froelich Ltd.
General Counsel	111 East Wacker Drive
The Inland Real Estate Group, Inc.	Suite 2800
2901 Butterfield Road	Chicago, Illinois 60601
Oak Brook, Illinois 60523	(312) 836-4066
(630) 218-8000

Approximate Date of Commencement of Proposed Sale to the Public:  This Post-Effective Amendment No. 9 to Form S-11 Registration Statement (Registration No. 333-139504) is being filed to deregister all of the 181,560,267 shares of common stock that remained unsold as of the termination of the offering.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company”  in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐

This Post-Effective Amendment No. 9 to Form S-11 Registration Statement (Registration No. 333-139504) shall become effective in accordance with the provisions of Section 8(c) of the Securities Act of 1933.

Termination of Second Public Offering and Deregistration of Shares of Common Stock

Inland American Real Estate Trust, Inc. (the “Registrant”) filed a Form S-11 Registration Statement (Registration No. 333-139504), which was declared effective by the Securities and Exchange Commission on August 1, 2007, pursuant to which the Registrant registered 540,000,000 shares of common stock for sale in its second public offering (the “Offering”).  Of the 540,000,000 shares registered, 500,000,000 shares were offered to the public on a “best efforts” basis at $10.00 per share and 40,000,000 were offered at $9.50 per share pursuant to the distribution reinvestment plan adopted by the Registrant in connection with the Offering (the “DRP”), for an aggregate Offering amount of $5,380,000,000.

The Registrant terminated the Offering effective as of the close of business on April 6, 2009.  As of the close of business on April 6, 2009, the Registrant had sold a total of 319,978,667 shares in the “best efforts” public offering and a total of 38,461,066 shares pursuant to the DRP.  Thus, at the completion of the Offering, there remained unsold a total of 181,560,267 shares of common stock, which includes 180,021,333 shares that remained unsold in the “best efforts” public offering and 1,538,934 shares that remained unsold pursuant to the DRP.  By filing this post-effective amendment, the Registrant hereby deregisters all of the 181,560,267 shares of common stock that remained unsold in the Offering as of the close of business on April 6, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oak Brook, State of Illinois, on the 7th day of April, 2009.

INLAND AMERICAN REAL ESTATE TRUST, INC.

By:	/s/ Brenda G. Gujral
Name:	Brenda G. Gujral
Its:	President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

By:	/s/ Robert D. Parks	Director and chairman of the board	April 7, 2009
Name:	Robert D. Parks

By:	/s/ Brenda G. Gujral	Director and president (principal executive officer)	April 7, 2009
Name:	Brenda G. Gujral

By:	/s/ Lori J. Foust	Treasurer and Principal Financial Officer	April 7, 2009
Name:	Lori J. Foust	(principal financial officer)

By:	/s/ Jack Potts	Principal Accounting Officer	April 7, 2009
Name:	Jack Potts

By:	/s/ J. Michael Borden*	Director	April 7, 2009
Name:	J. Michael Borden

By:	/s/ Thomas F. Glavin*	Director	April 7, 2009
Name:	Thomas F. Glavin

By:	/s/ David Mahon*	Director	April 7, 2009
Name:	David Mahon

By:	/s/ Thomas F. Meagher*	Director	April 7, 2009
Name:	Thomas F. Meagher

By:	/s/ Paula Saban*	Director	April 7, 2009
Name:	Paula Saban

By:	/s/ William J. Wierzbicki*	Director	April 7, 2009
Name:	William J. Wierzbicki

By:	/s/ Roberta S. Matlin		April 7, 2009
*Signed on behalf of the named individuals by Roberta S. Matlin under power of attorney.